Exhibit 99.1

Virtu Financial, Inc. Appoints Virginia Gambale to Board of Directors

NEW YORK, NY, January 29, 2020 – Virtu Financial, Inc. (NASDAQ: VIRT), a leading provider of financial services and products that leverages cutting edge technology to deliver innovative, transparent trading solutions to our clients and liquidity to the global markets, today announced that it has appointed Virginia Gambale as an independent director, effective immediately. Ms. Gambale’s appointment expands Virtu’s Board to 12 directors, 9 of whom are independent.

Ms. Gambale brings more than 25 years’ experience in senior leadership positions in finance and technology, including serving as Chief Information Officer at Merrill Lynch, Bankers Trust and Deutsche Bank, as well as leadership roles in private equity and venture capital firms.

“Virginia’s depth and breadth of experience at the intersection of finance and technology will add significant value to our Board of Directors,” said Robert Greifeld, Virtu’s Chairman. “We look forward to benefiting from her expertise in our industry as well as her leadership and insight.”

Ms. Gambale currently serves as Managing Partner & Founder of Azimuth Partners, LLC, a strategic advisory firm specializing in technology innovation. She has served on numerous international public and private boards including JetBlue, Piper Jaffray, Synchronoss Technologies, Motive, Workbrain and IQ Financial, among others. Ms. Gambale holds a B.S. from New York Institute of Technology-Old Westbury.

About Virtu:

Virtu is a leading financial services firm that leverages cutting-edge technology to provide execution services and data, analytics and connectivity products to its clients and deliver liquidity to the global markets. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology.  Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income and myriad other commodities.  In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

Contact:

Investor Relations

Deborah Belevan, CPA, IRC

investor relations@virtu.com

Media Relations

Andrew Smith

media@virtu.com